 Exhibit 99.1

[Servotronics, Inc. Letterhead]

1110 Maple Street    ◆    P.O. Box 300    ◆    Elma, New York 14059-0300    ◆    716-655-5990    ◆    FAX 716-655-6012

March 21, 2013	SERVOTRONICS, INC. ANNOUNCES YEAR END INCOME AND REVENUES

    Elma, NY – Servotronics, Inc. (NYSE MKT– SVT) reported net income from continuing operations of $1,647,000 (or $.77 per share Basic and Diluted) on Revenues of $30,510,000 for the fiscal year ended December 31, 2012 as compared to net income from continuing operations of $3,659,000 (or $1.83 Basic and $1.73 Diluted) on Revenues of $32,899,000 for the year ended December 31, 2011.The Company primarily attributes the decrease in net income from continuing operations to a decrease in revenues and shipments for government applications at the Company’s Consumer Products Group.

    Government procurements are expected to continue to be volatile and result in significant variances in period to period product delivery requirements. The Company continues to expand its capabilities by adding product lines and resources to the Company’s core competencies, inventory of skills and product offerings. The Company’s many product developments are expected to benefit from continuing cost improvements through manufacturing enhancement and consolidation as the Company converts each challenge into an opportunity.

    For the years ended December 31, 2012 and December 31, 2011, the Company reported net losses relative to discontinued operations of $1,327,000 and $1,033,000, respectively.  The Company completed the previously reported sale of substantially all of the assets of Queen Cutlery Company, a wholly owned subsidiary of Servotronics, Inc. The sale took place on September 18, 2012.  Also completed in the third and fourth quarter of 2012 was the cessation of operations and shutdown of Aero Metal Products, Inc., a wholly owned subsidiary of the Company that primarily produced scissors and shears. Servotronics believes it is strategically positioning itself by continuing to design and develop new products for new applications/programs across a multiple of industries while discontinuing those products with unacceptable margins.

    The Company is composed of two groups – the ATG and the CPG. The ATG primarily designs, develops and manufactures servo controls and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, pocket knives, machetes and combat, survival, sporting, agricultural knives and other edged products for both commercial and government applications.

FORWARD-LOOKING STATEMENTS

    Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE Amex